As filed with the Securities and Exchange Commission on June 4, 2018.

Registration No. 333-175293

Registration No. 333-151104

Registration No. 333-70891

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175293

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151104

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-70891

UNDER

THE SECURITIES ACT OF 1933

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Kansas	48-0290150
(State of incorporation)	(I.R.S. Employer Identification No.)

818 South Kansas Avenue

Topeka, Kansas 66612

(785) 575-6300

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

WESTAR ENERGY, INC. LONG TERM INCENTIVE AND SHARE AWARD PLAN (AS AMENDED AND RESTATED JANUARY 1, 2011)

WESTAR ENERGY, INC. EMPLOYEES’ 401(k) SAVINGS PLAN

WESTERN RESOURCES, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Heather A. Humphrey

Senior Vice President—General Counsel and Corporate Secretary

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Westar Energy, Inc. (“Westar” or the “Registrant”):

•	File No. 333-175293, which was filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2011, pertaining to the registration of shares of common stock, par value of $5.00, of the Registrant, issuable under the Westar Energy, Inc. Long Term Incentive and Share Award Plan;

•	File No. 333-151104, which was filed with the SEC on May 22, 2008, pertaining to the registration of shares of common stock, par value of $5.00, of the Registrant, issuable under the Westar Energy, Inc. Employees’ 401(k) Savings Plan; and

•	File No. 333-70891, which was filed with the SEC on January 21, 1999, pertaining to the registration of shares of common stock, par value of $5.00, of the Registrant, issuable under the Western Resources, Inc. Employee Stock Purchase Plan.

Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017 by and among Westar, Great Plains Energy Incorporated, Evergy, Inc. (formerly known as Monarch Energy Holding, Inc.) (“Evergy”) and King Energy, Inc. (“King Energy”), on June 4, 2018, King Energy merged with and into Westar, with Westar continuing as the surviving corporation and as a wholly owned subsidiary of Evergy (the “Merger”). As a result of the Merger, the Registrant is terminating all offerings of securities pursuant to the Registration Statements. Accordingly, in accordance with an undertaking made by the Registrant in each Registration Statement, the Registrant is filing these Post-Effective Amendments to remove from registration all registered but unsold securities under the Registration Statements and to terminate the effectiveness of the Registration Statements.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Topeka, State of Kansas, on this 4th day of June, 2018.

WESTAR ENERGY, INC.

By:	/s/ Anthony D. Somma
Anthony D. Somma
Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.